UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
(X) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Kirr, Marbach & Company, LLC
   621 Washington Street
   P.O. Box 1729
   Columbus, IN  47201-1729
2. Issuer Name and Ticker or Trading Symbol
   BCAM International, Inc.
   BCAM
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   October 1998
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   ( ) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock               |10/2/9|S   | |10,000            |D  |$0.247991  |                   |      |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |10/5/9|S   | |10,000            |D  |$0.247991  |                   |      |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |10/6/9|S   | |10,000            |D  |$0.247991  |                   |      |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |10/7/9|S   | |10,000            |D  |$0.247991  |                   |      |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |10/16/|S   | |10,000            |D  |$0.169794  |                   |      |                           |
                           |98    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |10/28/|S   | |30,000            |D  |$0.239792  |                   |      |                           |
                           |98    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |10/29/|S   | |30,000            |D  |$0.247992  |                   |      |                           |
                           |98    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |10/30/|S   | |15,000            |D  |$0.247991  |788,500            |I     |By Partnership(1),(2)      |
                           |98    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
10%/13% Convertible Su|$0.80   |9/30/|S   | |$305,000   |D  |Immed|4/16/|Common Stock|$305,00|(3)    |0           |I  |By Part. (1)|
bordinated Notes      |        |98   |    | |           |   |.    |99   |            |0      |       |            |   |,(4)        |
-----------------------------------------------------------------------------------------------------------------------------------|
10%/13% Convertible Su|$0.80   |9/30/|S   | |$495,000   |D  |Immed|4/16/|Common Stock|$495,00|(3)    |0           |D(5|            |
bordinated Notes      |        |98   |    | |           |   |.    |99   |            |0      |       |            |)  |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock Warrants |$1.75   |9/30/|S   | |101,667    |D  |Immed|9/19/|Common Stock|101,667|(3)    |0           |I  |By Part.(1),|
(rights to buy)       |        |98   |    | |           |   |.    |2002 |            |       |       |            |   |(6)         |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock Warrants |$1.75   |9/30/|S   | |165,000    |D  |Immed|9/19/|Common Stock|165,000|(3)    |0           |D(7|            |
(rights to buy)       |        |98   |    | |           |   |.    |2002 |            |       |       |            |)  |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) Kirr, Marbach & Company, LLC, an investment adviser registered under
Section 203 of the Investment
Advisers Act of 1940 ("Kirr Marbach"), is a general partner of three limited partnerships: 621 Partners, L.P., an
Indiana limited partnership ("621 Partners"), and R. Weil and Associates ("R. Weil") and Appleton Associates
("Appleton"); each of which is a New York limited partnership.Table I reports sales of shares of Common Stock by
R. Weil. Kirr Marbach is the designated filer for a group that included two of its members, David M. Kirr and Gregg
T. Summerville, and an employee, Terry B. Marbach, each of whom has the same address as the designated filer.
/s/ David M. Kirr, /s/ Terry B. Marbach, /s/ Gregg T.
Summerville
(2) R. Weil holds 423,500 shares, 621 Partners holds 260,000 shares, and Appleton holds 120,000 shares.
(3) Notes and attached warrants were sold for note par value amount plus accrued interest.
(4) R. Weil sold notes having a par value of $155,000 and 621 Partners sold notes having a par value of $150,000.
(5) David M. Kirr, Gregg T. Summerville and Terry B. Marbach each sold notes having a par value of $165,000.
(6) Warrants for 51,667 shares of Common Stock were attached to the notes sold by R. Weil and warrants for
50,000 shares were attached to the notes sold by 621
Partners.
(7) Warrants for 55,000 shares of Common Stock were attached to each of the notes sold by Messrs. Kirr,
Summerville and
Marbach.
SIGNATURE OF REPORTING PERSON
/s/ Mickey Kim
DATE
11/9/98